UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 21, 2009
GENERAL NUTRITION CENTERS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-144396	72-1575168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue, Pittsburgh, Pennsylvania	15222

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 288-4600
N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Director
     Richard D. Innes resigned from the Boards of Directors (the “Boards”) of GNC Acquisitions Holdings, Inc. (“Holdings”), GNC Corporation (“GNC Corp”) and General Nutrition Centers, Inc. (together with Holdings and GNC Corp, “GNC”), effective October 21, 2009.
(d) Election of Director
     On October 21, 2009 (the “Election Date”), the Boards of GNC elected Michael Hines to each of the Boards and the Audit Committees of GNC to fill one of the vacancies created by the resignations of Richard Innes and Josef Prosperi. Mr. Hines was also elected Chairperson of the Audit Committees. In connection with his service as a director of GNC, Mr. Hines will receive a salary in the annual amount of $40,000.
     Also, on the Election Date, the Compensation Committee of Holdings granted Mr. Hines 29,800 non-qualified stock options (“Options”) to purchase shares of Class A common stock of Holdings, par value $0.001 (the “Common Stock”), at an exercise price of $8.42 per share, and 29,800 Options to purchase shares of Common Stock at an exercise price of $12.63 per share. Each Option (i) has a term of ten years from the Election Date, (ii) becomes vested and exercisable in five equal installments on each anniversary of the Election Date, subject to Mr. Hines’ continued service as a director of GNC from the Election Date until the applicable vesting date, and (iii) is otherwise subject to the terms of Holdings’ 2007 Stock Incentive Plan and a stock option agreement in the form previously approved by the Board of Holdings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 27, 2009

GENERAL NUTRITION CENTERS, INC.
By:	/s/ Gerald J. Stubenhofer, Jr.
Gerald J. Stubenhofer, Jr.
Senior Vice President and Chief Legal Officer